Exhibit 99.1

May 4, 2015

To:

LY Acquisition Corp.

401 Congress Ave.

Suite 2650

Austin, TX 78701

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of ESW Capital, LLC (the “Fund”) to purchase, directly or indirectly, on the terms and subject to the conditions contained herein, certain debt securities of LY Acquisition Corp., a newly-formed Delaware corporation (“Buyer”), which has been formed for the purpose of acquiring Lyris, Inc., a Delaware corporation (the “Company”) through the merger of Buyer with and into the Company, pursuant to that certain Agreement and Plan of Merger dated on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and between Buyer and the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (to the extent such terms are defined therein).

1.          Commitments. The Fund hereby irrevocably commits to purchase at or prior to the Closing, directly or indirectly, on the terms and subject to the conditions set forth herein, debt securities in an aggregate amount not less than $16,500,000.00 (the “Commitment Amount”), the proceeds of which, will be used, as needed, solely to fund the amounts payable by Buyer pursuant to, and in accordance with, Section 1 of the Merger Agreement, on the terms and subject to the conditions set forth therein. Under no circumstances shall the Fund be obligated pursuant to this Agreement to contribute more than the Commitment Amount. Notwithstanding any other term or condition of this Agreement, the sole and exclusive remedies of Buyer and the Company against the Fund in connection with any breach of the Merger Agreement by Buyer or any breach by the Fund of this Agreement or otherwise shall be (a) the obligation of the Fund to make payment of the Commitment Amount subject to and in accordance with Section 2 of this Agreement, (b) as and to the extent expressly provided in the Guarantee, and (c) the right of the Company to seek specific performance as provided in Section 8.5(b) of the Merger Agreement, and the Fund shall have no other liability with respect to any claim in equity or at law, including, without limitation, for monetary damages (including any loss, deficiency, liability, obligation, suit, action, claim, cost or expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees or other expenses, including interest and penalties, costs and expenses for investigating, defending and enforcing its rights) relating thereto (collectively, “Losses”)) by Buyer, the Company or any other Person in connection with the Merger Agreement or any breach by the Fund of this Agreement.

2.          Conditions. The Fund’s obligation to fund the Commitment Amount shall be subject to the following conditions: (i) all conditions set forth in Section 6 of the Merger Agreement shall have been satisfied or waived (other than those conditions that, by their terms, cannot be satisfied until Closing but which are capable of being satisfied at Closing and other than by virtue of Buyer’s failure to effectuate the Closing), and (ii) the Merger Agreement shall not have been terminated. The Fund acknowledges and agrees that if the conditions described in this Section 2 are satisfied, the Company may seek specific performance of the Fund’s obligation to fund the Commitment Amount hereunder only pursuant to (and on the terms and subject to the conditions of) Section 8.5(b) of the Merger Agreement (the “Specific Performance Rights”).

3.          Guarantee. Concurrently with the execution and delivery of this Agreement, the Fund is executing and delivering to the Company a guarantee pursuant to which the Fund guarantees certain of Buyer’s payment obligations under the Merger Agreement (the “Guarantee”).

4.          Confidentiality. This Agreement shall be treated as confidential and is being provided to Buyer solely in connection with the Merger. This Agreement may not be circulated, quoted or otherwise referred to by the Company or any third party beneficiary hereunder or its respective Affiliates except with the prior written consent of Buyer in each instance; provided, that no such written consent is required for any disclosure of this Agreement to (i) the extent required by applicable Legal Requirements or in connection with the enforcement of rights under this Agreement or the Guarantee, or (ii) representatives or Affiliates of either Buyer or the Company who need to know of the existence of this Agreement in connection with the transactions contemplated hereby.

5.          Representations and Warranties. The Fund hereby represents and warrants to Parent that (a) it has all requisite limited liability company power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by the Fund has been duly and validly authorized and approved by all necessary action by it, (c) this Agreement has been duly and validly executed and delivered by it and (assuming due execution and delivery of this Agreement, the Merger Agreement and the Guarantee by all the other parties hereto and thereto) constitutes a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, (d) the Fund has, and will have at all times during which this Agreement is in effect, access to available funds in excess of the sum of the Commitment Amount hereunder and (e) the execution, delivery and performance by the Fund of this Agreement do not violate the Fund’s organizational documents.

6.          Parties in Interest; Enforceability; Third Party Beneficiaries. The parties hereto expressly intend that the Company shall be, and is, a third party beneficiary of this Agreement that may rely on and enforce the terms hereof, subject to the terms and conditions of this Agreement. This Agreement shall only be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may only be enforced by Buyer or by the Company pursuant to the Specific Performance Rights pursuant to Section 8.5(b) of the Merger Agreement. Neither Buyer’s creditors (other than the Company to the extent provided herein) nor any Person claiming by, through, or on behalf or for the benefit of Buyer or the Company, or any Affiliate shall have any right to enforce this Agreement or to cause Buyer or the Company to enforce this Agreement. Notwithstanding anything herein to the contrary, as a material aspect of this Agreement, the parties hereto intend that all Affiliates of the Fund that are not party to this Agreement (“Non-Party Affiliates”) shall be, and such Non-Party Affiliates are, third party beneficiaries of this Agreement solely with respect to Section 14 hereof.

7.          Amendment. Except as set forth in Section 13, no amendment, modification or waiver of any provision of this Agreement will be enforceable unless approved in writing by Buyer, the Fund and the Company.

8.          Termination. This Agreement and all obligations of the Fund to fund the Commitment Amount will terminate automatically and immediately upon the earliest of the following to occur (a) the Closing (at which time all such obligations shall be discharged), (b) any termination of the Merger Agreement pursuant to Section 7.1 thereof, or (c) the Company takes any action to enforce the Guarantee against the Fund thereunder, and/or the Fund makes a payment under the Guarantee. Termination of this Agreement will not relieve the Fund of its obligations under the Guarantee.

9.          Headings; Construction. The descriptive headings contained in this Agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Each party acknowledges that it and its respective counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

10.        Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. Sections 8.5(a) and 8.5(c) of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

11.        Notice. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

Notices to the Fund:

ESW Capital, LLC

401 Congress Ave., Suite 2650

Austin, Texas 78701

Attention: Joe Liemandt

with copies to (which shall not constitute notice):

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention: H. David Henken, Esq. and James A. Matarese, Esq.

Facsimile No.: (617) 523-1231

Notices to Buyer:

If to Buyer, as provided in Section 8.9 of the Merger Agreement.

12.        Entire Agreement; Integration. This Agreement (together with the Merger Agreement, the Guarantee, the Confidentiality Agreement and any other agreement or instrument delivered in connection with the foregoing) constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, written or oral, between the Fund or any of its Affiliates, the Company and any of its Affiliates and Buyer or any of its Affiliates, with respect to the transactions contemplated hereby.

13.        No Assignment. This Agreement and the Commitment Amount evidenced by this Agreement shall not be assignable; provided, however, that the Fund may assign all or any portion of the Commitment Amount hereunder to any Affiliated investment fund that is advised by the investment manager of the Fund or any Affiliate thereof or to any other Person providing financing to Buyer in connection with the Merger, in each case so long as, after giving effect to such assignment, the aggregate Commitment Amount of the Fund (together with its assignees) shall remain unchanged and provided in connection with such assignment, the assignee shall execute the Guarantee in an amount proportionate to its assigned commitment; and provided, further, that no such assignment shall relieve the Fund from any of its obligations hereunder. Any purported assignment of this Agreement or any Commitment Amount in contravention of this Section 13 shall be void ab initio.

14.        No Recourse. The Company acknowledges the separate corporate existence of Buyer. The Company acknowledges and agrees that the sole asset of Buyer is cash in a de minimis amount and that no additional funds are expected to be contributed to Buyer unless and until the Closing occurs pursuant to the Merger Agreement. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action, suit or claim for breach of this Agreement may only be made against, the parties to this Agreement, and no Non-Party Affiliates of the Fund shall have any liability relating to this Agreement or any of the transactions contemplated herein.

15.        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

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[signature page follows]

Sincerely,

ESW CAPITAL, LLC

By:	/s/ Andrew S. Price
Name: Andrew S. Price
Title: CFO

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

LY ACQUISITION CORP.

By:	/s/ Andrew S. Price
Name: Andrew S. Price
Title: CFO